Exhibit 99.1

Fellow Team Members:

Today we are excited to make an announcement that reinforces our commitment to building a foundation of trust at American.

When we merged, we committed that American Airlines team members would be compensated in line with their peers at other airlines. Committing to “pay in line with our peers” is difficult to define in an industry like ours with complex contracts and work rules. American generally has contractual work rules and scope clauses that require us to employ more team members than our competitors, and those add costs to the airline. But we also know that base pay rates are a very visible and meaningful indicator of relative compensation, so we set out to meet our commitment by setting American’s base pay rates at the top of the industry.

With each joint collective bargaining agreement (JCBA) reached, our team has had the highest pay rates in the industry at the time of the signing. For groups who have not reached a joint contract yet, like those represented by the TWU-IAM Association, we implemented pay increases providing the highest average hourly pay rates in the business, even though the other terms of the JCBA have not been resolved yet. These actions have increased the average pay per represented team member by more than 39% in the three years since our merger closed.

But as our industry has rapidly evolved and pay increases at other airlines have accelerated, some of our colleagues have fallen behind their peers at other airlines in base pay rates. And, unless their current contracts are modified, they’ll remain far behind for more than two years. Two groups specifically fall into this category today: Our pilots and flight attendants both ratified new five-year contracts in late 2014/early 2015, well in advance of some significant pay increases at our two largest competitors. Today our pilot hourly pay rates are approximately 8% lower than the industry’s highest rates, and our flight attendants’ hourly pay rates are approximately 4% lower. Absent any action, these gaps would remain at similar levels until those contracts become amendable in December 2019 for flight attendants and January 2020 for pilots.

This doesn’t feel right for the new American and it doesn’t feel consistent with our commitment. As one of our pilots said after a recent town hall, “We all understood that we would be leapfrogged by other carriers mid-contract, but no one expected this. It is just too much for too long.”

We agree. While the commitment was met when the contract was signed, we never anticipated this large of a gap for this long a period, and we don’t like that it exists, contract or not. Therefore we intend to work with the unions to adjust the hourly base pay rates of all American pilots and flight attendants to levels that are equal to the highest rates currently in place at either Delta or United. We cannot unilaterally implement these increases – APA and APFA must agree to any contractual changes. Because we are not requesting other contractual changes, we do not expect disagreement. If they agree, these changes could be effective as soon as the May crew bid period.

The rest of our contract team members are not affected at this time, either because your pay rates remain at or near industry-leading levels, as they were at the time your JCBAs were reached, or in the case of the TWU-IAM Association, we are still negotiating a JCBA. Specifically for those negotiations, in recent weeks we’ve had productive executive sessions in Washington, D.C., with the assistance of a federal facilitator. And when those talks conclude, our contractual base pay rates will be industry-leading. Regarding our non-contract team members, we assess the market annually and attempt to ensure our compensation is always in line with our competitors, including airlines and other large companies.

But make no mistake: This is a program for everyone at American and these adjustments reflect a real philosophical change that is an important trait of the new American. As we move forward, if we see sizable discrepancies in pay rates between our team members and other major airlines and our contracts are still years away from their amendable dates, we will work to address those discrepancies.

Today’s news is not about buying trust because we all know trust cannot be purchased. Today’s news is about doing the right thing, and doing so not because we are contractually required to or because we are locked in a contentious contractual battle. We must continue moving past the days of discontent as we build a new American where team members trust each other and work together with our customers’ care in mind.

We also know pay does not build culture – we have made great progress there but have more work ahead and we must continue to work together to improve the lives of our frontline team members. That work will continue. Today’s action is an important step along that path and we are pleased to be part of an organization that has the courage to take steps like this. We thank the American Airlines Board of Directors and our investors for their long-term focus and their appreciation of the value of supporting our team.

Most importantly, thanks to each of you for all you do for American. Our customers are counting on us to validate the trust they place in us each time they step onboard one of our aircraft. Thanks to the greatest, most professional team in the business, they are always in good hands. It is an honor to work with and for each of you.